EXHIBIT 21

                              ORGANIZATIONAL CHART

                               FNB BANKING COMPANY


First National Bank of Griffin: wholly-owned subsidiary (the "Griffin Bank") of FNB Banking Company

Griffin Loans, Inc.:  wholly-owned subsidiary of First National Bank of Griffin